                                                                   EXHIBIT 10.2





   DESCRIPTION OF AMENDMENT TO THE CIGNA CORPORATION SEVERANCE BENEFITS PLAN
                       FOR MEMBERS OF THE EXECUTIVE GROUP


The CIGNA Corporation Severance Benefits Plan for Members of the Executive Group (As Amended and Restated July 27, 1994) (the "Severance Plan") is amended, effective January 25, 1995, regarding benefits available in the event of a Termination upon a Change of Control, as follows:

- -        Basic Severance Pay for a Participant shall be equal to one hundred four (104) weeks of salary.

- -        Benefit payments under the Severance Plan to a Participant shall be reduced or eliminated if payments to the Participant under the Severance Plan and any other plans or programs maintained by the Corporation or its subsidiaries would create for such Participant an excise tax liability under Section 4999 of the Internal Revenue Code of 1986 (the "Code") for "excess parachute payments" as defined in
         Section 280G of the Code; provided that, such reduction or elimination would result in a higher amount of net payments to the Participant, as a result of a reduction in, or elimination of, such excise tax liability. In no event, however, shall the amount of such reduction or elimination be any more than required to reduce the aggregate present value of all payments to the Participant which are considered under Section 280G(b)(2)(A)(i) of the Code to 2.99 times the "base amount" as defined by Section 280G(b)(3) of the Code.